Exhibit 99.1

The Chefs’ Warehouse Reports Third Quarter 2020 Financial Results
Sequential quarter sales grew 26.7% or $53.5 million
Ridgefield, CT, October 28, 2020 - The Chefs’ Warehouse, Inc. (NASDAQ: CHEF) (the “Company” or “Chefs’”), a premier distributor of specialty food products in the United States and Canada, today reported financial results for its third quarter ended September 25, 2020.

Financial highlights for the third quarter of 2020:

•Net sales decreased 36.0% to $254.0 million for the third quarter of 2020 from $396.9 million for the third quarter of 2019.
•GAAP net loss was $11.4 million, or $(0.31) per diluted share, for the third quarter of 2020 compared to net income of $4.4 million, or $0.15 per diluted share, in the third quarter of 2019.
•Adjusted EPS1 was $(0.38) for the third quarter of 2020 compared to $0.23 for the third quarter of 2019.
•Adjusted EBITDA1 was $(4.9) million for the third quarter of 2020 compared to $21.6 million for the third quarter of 2019.
•On a sequential quarter basis, net sales grew 26.7% or $53.5 million compared to the second quarter of fiscal 2020, while net loss and negative adjusted EBITDA improved by $8.9 million and $8.8 million, respectively.
•The Company had approximately $193.0 million of cash and cash equivalents on the balance sheet and $44.3 million of availability on its asset-based loan facility as of October 23, 2020.

“Business trends improved sequentially during the third quarter as COVID related restrictions eased in certain markets” said Chris Pappas, Chairman and Chief Executive Officer of the Company. “Pent-up demand for dining out was evident as more customers opened for both indoor and outdoor dining. Despite significant restrictions on indoor dining in our largest urban markets, September sales averaged approximately 69% of the same period in fiscal 2019 and certain days during the month experienced greater than 80% of prior year sales. During the quarter, we continued to add new customers across segments including restaurants, retail and hospitality. We continue to maintain a strong liquidity position and our team remains focused on supporting our customers, suppliers and each other with a view to building sustainable long-term growth in our critical and dynamic industry.”

Reclassifications

In response to an SEC comment letter, the Company has reclassified its food processing costs, previously included in operating expenses, to cost of sales and has split its historical presentation of operating expenses between selling, general and administrative expenses and other operating expenses. These reclassifications have no impact on the Company’s net income, cash flows or EBITDA.

Third Quarter Fiscal 2020 Results

Net sales for the quarter ended September 25, 2020 decreased 36.0% to $254.0 million from $396.9 million for the quarter ended September 27, 2019. Organic revenue declined $178.1 million, or 44.9% versus the prior year quarter. Sales growth of $35.3 million, or 8.9%, resulted from acquisitions. Organic case count declined approximately 49.3% in the Company’s specialty category with unique customers and placements declines at 32.2% and 46.7%, respectively, compared to the prior year quarter. Pounds sold in the Company’s center-of-the-plate category decreased approximately 45.4% compared to the prior year quarter. Estimated inflation was 1.6% in the Company’s specialty categories and was 2.7% in the center-of-the-plate categories compared to the prior year quarter.
1EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS to these measures’ most directly comparable GAAP measure.

Gross profit decreased approximately 37.6% to $60.6 million for the third quarter of 2020 from $97.2 million for the third quarter of 2019. Gross profit margin decreased approximately 63 basis points to 23.9% from 24.5%. Gross margins in the Company’s specialty category decreased 240 basis points and gross margins increased 142 basis points in the Company’s center-of-the-plate category compared to the prior year quarter. Shifts in product mix due to both customer mix and menu adjustment during the COVID period was the primary driver of these gross profit margin changes versus the prior year quarter.

Selling, general and administrative expenses decreased by approximately 8.6% to $76.7 million for the third quarter of 2020 from $84.0 million for the third quarter of 2019. As a percentage of net sales, operating expenses were 30.2% in the third quarter of 2020 compared to 21.2% in the third quarter of 2019. Lower costs associated with compensation and benefits and lower general and administrative related costs, partially offset by impacts of recent acquisitions were the primary drivers of the decrease in operating expenses in the quarter.

Other operating expenses decreased by approximately $6.8 million primarily due to non-cash credits of $4.6 million for changes in the fair value of our contingent earn-out liabilities compared to non-cash charges of $2.5 million in the prior year quarter.

Operating loss for the third quarter of 2020 was $11.9 million compared to operating income of $10.6 million for the third quarter of 2019. The decrease in operating income was driven primarily by lower gross profit, offset in part by lower operating expenses, as discussed above. As a percentage of net sales, operating loss was 4.7% in the third quarter of 2020 as compared to operating income of 2.6% in the third quarter of 2019.

Total interest expense increased to $4.7 million for the third quarter of 2020 compared to $4.5 million for the third quarter of 2019. The increase was primarily due to higher average long-term debt balances offset by lower effective interest rates charged on our outstanding debt.

Net loss for the third quarter of 2020 was $11.4 million, or $(0.31) per diluted share, compared to net income of $4.4 million, or $0.15 per diluted share, for the third quarter of 2019.

Adjusted EBITDA1 was $(4.9) million for the third quarter of 2020 compared to $21.6 million for the third quarter of 2019. For the third quarter of 2020, adjusted net loss1 was $13.7 million, or $(0.38) per diluted share compared to adjusted net income of $6.8 million, or $0.23 per diluted share for the third quarter of 2019.

As of October 23, 2020, the Company had approximately $237.3 million of available liquidity comprised of $193.0 million in cash and cash equivalents and $44.3 million of availability under the Company’s ABL Credit Facility. Net debt as of October 23, 2020 was approximately $209.1 million, inclusive of cash and cash equivalents.

Full Year 2020 Guidance

Due to the continued uncertainty regarding the pace of economic recovery and the lifting of in-dining restrictions across our markets, the Company will not be providing guidance for 2020. The Company will look to provide guidance as it gains more clarity on the expected length of the economic downturn and the outlook for customer re-openings.

Third Quarter 2020 Earnings Conference Call

The Company will host a conference call to discuss third quarter 2020 financial results today at 8:30 a.m. EST. Hosting the call will be Chris Pappas, chairman and chief executive officer, and Jim Leddy, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com/. An online archive of the webcast will be available on the Company’s investor relations website for 30 days.

Forward-Looking Statements

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to the following: our sensitivity to general economic conditions, including disposable income levels and changes in consumer discretionary spending; our ability to expand our operations in our existing markets and to penetrate new markets through acquisitions; we may not achieve the benefits expected from our acquisitions, which could adversely impact our business and operating results; we may have difficulty managing and facilitating our future growth; conditions beyond our control could materially affect the cost and/or availability of our specialty food products or center-of-the-plate products and/or interrupt our distribution network; our increased distribution of center-of-the-plate products, like meat, poultry and seafood, involves increased exposure to price volatility experienced by those products; our business is a low-margin business and our profit margins may be sensitive to inflationary and deflationary pressures; because our foodservice distribution operations are concentrated in certain culinary markets, we are susceptible to economic and other developments, including adverse weather conditions, in these areas; fuel cost volatility may have a material adverse effect on our business, financial condition or results of operations; our ability to raise capital in the future may be limited; we may be unable to obtain debt or other financing, including financing necessary to execute on our acquisition strategy, on favorable terms or at all; interest charged on our outstanding debt may be adversely affected by changes in the method of determining London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with an alternative rate; our business operations and future development could be significantly disrupted if we lose key members of our management team; and significant public health epidemics or pandemics, including COVID-19, may adversely affect our business, results of operations and financial condition. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the SEC on February 24, 2020 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information until required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolateries, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 55,000 products to more than 34,000 customer locations throughout the United States and Canada.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2020	September 27, 2019	September 25, 2020	September 27, 2019
Net sales	$254,030	$396,880	$829,957	$1,165,327
Cost of sales	193,393	299,660	639,687	880,359
Gross profit	60,637	97,220	190,270	284,968

Selling, general and administrative expenses	76,708	83,960	254,474	247,017
Other operating (income) expenses	(4,146)	2,636	(9,812)	5,681
Operating (loss) income	(11,925)	10,624	(54,392)	32,270

Interest expense	4,706	4,517	15,602	13,913
(Loss) income before income taxes	(16,631)	6,107	(69,994)	18,357

Provision for income tax (benefit) expense	(5,204)	1,682	(24,148)	5,052

Net (loss) income	$(11,427)	$4,425	$(45,846)	$13,305

Net (loss) income per share:
Basic	$(0.31)	$0.15	$(1.39)	$0.45
Diluted	$(0.31)	$0.15	$(1.39)	$0.45

Weighted average common shares outstanding:
Basic	36,283,883	29,549,308	32,868,162	29,511,143
Diluted	36,283,883	29,954,837	32,868,162	29,723,609

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 25, 2020 AND DECEMBER 27, 2019
(in thousands)

	September 25, 2020	December 27, 2019
	(unaudited)
Cash and cash equivalents	$208,545	$140,233
Accounts receivable, net	100,576	175,044
Inventories, net	98,185	124,056
Prepaid expenses and other current assets	31,466	13,823
Total current assets	438,772	453,156

Equipment, leasehold improvements and software, net	116,964	92,846
Operating lease right-of-use assets	118,677	127,649
Goodwill	214,581	197,743
Intangible assets, net	138,993	138,751
Other assets	3,789	3,534
Total assets	$1,031,776	$1,013,679

Accounts payable	$73,969	$94,097
Accrued liabilities	26,891	29,847
Short-term operating lease liabilities	17,472	17,453
Accrued compensation	10,907	8,033
Current portion of long-term debt	5,904	721
Total current liabilities	135,143	150,151

Long-term debt, net of current portion	396,636	386,106
Operating lease liabilities	112,192	120,572
Deferred taxes, net	4,357	10,883
Other liabilities	5,440	10,034
Total liabilities	653,768	677,746

Preferred stock	—	—
Common stock	378	304
Additional paid in capital	300,255	212,240
Cumulative foreign currency translation adjustment	(2,216)	(2,048)
Retained earnings	79,591	125,437
Stockholders’ equity	378,008	335,933

Total liabilities and stockholders’ equity	$1,031,776	$1,013,679

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THIRTY-NINE WEEKS ENDED SEPTEMBER 25, 2020 AND SEPTEMBER 27, 2019
(unaudited, in thousands)

	September 25, 2020	September 27, 2019
Cash flows from operating activities:
Net (loss) income	$(45,846)	$13,305

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	14,714	9,539
Amortization of intangible assets	10,111	9,485
Provision for allowance for doubtful accounts	20,447	3,277
Non-cash operating lease expense	604	1,790
(Benefit) provision for deferred income taxes	(6,527)	2,003
Amortization of deferred financing fees	2,152	1,566
Stock compensation	4,925	2,911
Change in fair value of contingent earn-out liabilities	(11,219)	5,331
Loss on asset disposal	52	64
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	74,236	(1,069)
Inventories	33,285	(7,588)
Prepaid expenses and other current assets	(16,227)	(5,163)
Accounts payable, accrued liabilities and accrued compensation	(29,455)	(9,185)
Other assets and liabilities	2,617	(2,721)
Net cash provided by operating activities	53,869	23,545

Cash flows from investing activities:
Capital expenditures	(5,409)	(12,302)
Cash paid for acquisitions, net of cash received	(60,437)	(28,077)
Net cash used in investing activities	(65,846)	(40,379)

Cash flows from financing activities:
Payment of debt, finance lease and other financing obligations	(38,924)	(1,793)
Proceeds from the issuance of common stock, net of issuance costs	85,941	—
Payment of deferred financing fees	(856)	—
Proceeds from exercise of stock options	—	635
Surrender of shares to pay withholding taxes	(2,777)	(1,001)
Cash paid for contingent earn-out liability	(2,927)	(967)
Borrowings under asset based loan facility	100,000	—
Payments under asset based loan facility	(60,000)	(960)
Net cash provided by (used in) financing activities	80,457	(4,086)

Effect of foreign currency translation on cash and cash equivalents	(168)	(11)

Net increase in cash and cash equivalents	68,312	(20,931)
Cash and cash equivalents at beginning of period	140,233	42,410
Cash and cash equivalents at end of period	$208,545	$21,479

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF GAAP NET (LOSS) INCOME PER COMMON SHARE
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2020	September 27, 2019	September 25, 2020	September 27, 2019
Numerator:
Net (loss) income	$(11,427)	$4,425	$(45,846)	$13,305
Denominator:
Weighted average basic common shares outstanding	36,283,883	29,549,308	32,868,162	29,511,143
Dilutive effect of unvested common shares	—	405,529	—	212,466
Weighted average diluted common shares outstanding	36,283,883	29,954,837	32,868,162	29,723,609

Net (loss) income per share:
Basic	$(0.31)	$0.15	$(1.39)	$0.45
Diluted	$(0.31)	$0.15	$(1.39)	$0.45

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET (LOSS) INCOME
(unaudited; in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2020	September 27, 2019	September 25, 2020	September 27, 2019
Net (loss) income	$(11,427)	$4,425	$(45,846)	$13,305
Interest expense	4,706	4,517	15,602	13,913
Depreciation	5,039	3,484	14,714	9,539
Amortization	3,391	3,301	10,111	9,485
Provision for income tax (benefit) expense	(5,204)	1,682	(24,148)	5,052
EBITDA (1)	(3,495)	17,409	(29,567)	51,294

Adjustments:
Stock compensation (2)	2,075	908	4,925	2,911
Other operating (income) expenses (3)	(4,146)	2,636	(9,812)	5,681
Duplicate rent (4)	699	642	2,095	805
Moving expenses (5)	—	—	—	61

Adjusted EBITDA (1)	$(4,867)	$21,595	$(32,359)	$60,752

1.We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.
3.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals and certain third-party deal costs incurred in connection with our acquisitions or financing arrangements.
4.Represents duplicate rent and occupancy costs for our Los Angeles, CA facility.
5.Represents moving expenses for the consolidation and expansion of our Ridgefield, CT and Toronto, Canada facilities.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED NET (LOSS) INCOME TO NET (LOSS) INCOME
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2020	September 27, 2019	September 25, 2020	September 27, 2019
Net (loss) income	$(11,427)	$4,425	$(45,846)	$13,305

Adjustments to Reconcile Net (Loss) Income to Adjusted Net (Loss) Income (1):
Other operating (income) expenses (2)	(4,146)	2,636	(9,812)	5,681
Duplicate rent (3)	699	642	2,095	805
Moving expenses (4)	—	—	—	61
Third party debt modification fees (5)	—	—	1,233	—
Tax effect of adjustments (6)	1,159	(903)	2,237	(1,802)

Total adjustments	(2,288)	2,375	(4,247)	4,745

Adjusted net (loss) income	$(13,715)	$6,800	$(50,093)	$18,050

Diluted adjusted earnings per common share	$(0.38)	$0.23	$(1.52)	$0.61

Diluted shares outstanding - adjusted	36,283,883	29,954,837	32,868,162	29,723,609

1.We are presenting adjusted net income and adjusted earnings per common share (EPS), which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income available to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use adjusted net income available to common stockholders and adjusted EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of adjusted net income available to common stockholders and adjusted EPS as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals and certain third-party deal costs incurred in connection with our acquisitions or financing arrangements.

3.Represents duplicate rent and occupancy costs for our Los Angeles, CA facility.

4.Represents moving expenses for the consolidation and expansion of our Ridgefield, CT and Toronto, Canada facilities.

5.Represents interest expense related to investment banking fees paid in connection with the modification of our senior secured term loan.

6.Represents the tax effect of items 2 through 5 above.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED EARNINGS PER COMMON SHARE
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2020	September 27, 2019	September 25, 2020	September 27, 2019
Numerator:
Adjusted net (loss) income	$(13,715)	$6,800	$(50,093)	$18,050
Denominator:
Weighted average basic common shares outstanding	36,283,883	29,549,308	32,868,162	29,511,143
Dilutive effect of unvested common shares	—	405,529	—	212,466
Weighted average diluted common shares outstanding	36,283,883	29,954,837	32,868,162	29,723,609

Adjusted earnings per share:
Diluted	$(0.38)	$0.23	$(1.52)	$0.61